Exhibit 10.13
Optionee:
     This Option and any securities issued upon exercise of this Option are subject to restrictions on voting and transfer and requirements of sale and other provisions as set forth in this Stock Option Agreement and the Stockholders Agreement (defined below). The securities issued upon exercise of this Option shall constitute “Shares” as defined therein.
LPL Investment Holdings Inc.
STOCK OPTION AGREEMENT
     This stock option (the “Agreement”) is granted by LPL Investment Holdings Inc., a Delaware corporation (the “Company”), to the Optionee, pursuant to the Company’s 2008 Stock Option Plan (as amended from time to time, the “Plan”). For purposes of this Agreement, the “Grant Date” shall mean [                    ].
     1. Grant of Option. The Agreement evidences the grant by the Company on the Grant Date to the Optionee of an option to purchase, in whole or in part, on the terms provided herein and in the Plan, ___ shares of Common Stock of the Company, par value $0.001 per share (the “Shares”), at an exercise price of [$___] per Share.
     The Option evidenced by this Agreement is intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code (the “Code”).
     2. Vesting.
     (a) During Employment. During the Optionee’s Employment, this Option shall vest and become exercisable with respect to 20% of the Shares on each of the first, second, third, fourth and fifth anniversaries of the Grant Date.
     (b) Change in Control. Notwithstanding any other provision of this Section 2, in the event a termination of the Optionee’s Employment by the Company without Cause or by the Optionee for Good Reason within twelve (12) months following the occurrence of a Change in Control, 100% of the then outstanding and unvested Options shall vest and become fully exercisable.
     (c) Termination of Employment Upon Death or Termination Without Cause or for Good Reason. Subject to Section 2(b), automatically and immediately upon the cessation of Employment, all outstanding and unvested Options shall cease to be exercisable and will terminate, except that upon a termination due to the death of the Optionee any and all unvested Options will vest and become fully exercisable.
Notwithstanding the foregoing (but subject to any contrary provision of this Agreement or any other written agreement between the Company and the Optionee with respect to vesting and termination of Shares granted under the Plan), no Options shall vest or shall become eligible to vest on any date specified above unless the Optionee is then, and since the Grant Date has continuously been, Employed by the Company or its Affiliates.

     3. Exercise of Option. Each election to exercise this Option shall be subject to the terms and conditions of the Plan and shall be in writing, signed by the Optionee or by his or her executor or administrator or by the person or persons to whom this Option is transferred by will or the applicable laws of descent and distribution (the “Legal Representative”), and made pursuant to and in accordance with the terms and conditions set forth in the Plan. The latest date on which this Option may be exercised (the “Final Exercise Date”) is the date which is the tenth anniversary of the Grant Date, subject to earlier termination in accordance with the terms and provisions of the Plan and this Agreement. Notwithstanding the foregoing, and subject to the provisions of Section 2(b) above, the following rules will apply if an Optionee’s Employment ceases in all circumstances: automatically and immediately upon the cessation of Employment, this Option will cease to be exercisable and will terminate, except that:
     (a) any portion of this Option held by the Optionee or the Optionee’s permitted transferees, if any, immediately prior to the termination of the Optionee’s Employment by reason other than death, Disability, Retirement or for Cause, to the extent then vested and exercisable, will remain exercisable for the shorter of (i) a period of 90 days or (ii) the period ending on the Final Exercise Date, and will thereupon terminate;
     (b) any portion of this Option held by the Optionee or the Optionee’s permitted transferees, if any, immediately prior to the termination of the Optionee’s Employment by reason of death or Disability, to the extent then vested and exercisable, will remain exercisable for the shorter of (i) the one year period ending with the first anniversary of the Optionee’s death or Disability, as the case may be, or (ii) the period ending on the Final Exercise Date, and will thereupon terminate;
     (c) all Stock Options held by the Optionee or the Optionee’s permitted transferees, if any, immediately prior to the Optionee’s Retirement, to the extent then exercisable will remain exercisable for the lesser of (i) a period of two years or (ii) the period ending on the Final Exercise Date, and will thereupon terminate; provided that all Stock Options will terminate immediately in the event the Board determines that the Optionee is not in compliance with any non-competition or non-solicitation or non-disclosure agreement with the Company, or if no such agreement exists, engages in Competitive Activity, within twelve (12) months following the Optionee’s Retirement; and
     (d) any portion of this Option held by the Optionee or the Optionee’s permitted transferees, if any, immediately prior to the cessation of the Optionee’s Employment will immediately terminate upon such cessation if such cessation of Employment has resulted in connection with an act or failure to act constituting Cause.
     4. Other Agreements. Optionee acknowledges and agrees that the Option, the shares received upon exercise of this Option and other options granted under the Plan shall be subject to the Stockholders Agreement and the transfer and other restrictions, rights, and obligations set forth therein, except as further described below. By executing this Agreement, Optionee hereby agrees to become a party to and bound by the Stockholders Agreement, that Shares acquired upon the exercise of this Option shall be treated as “Shares” thereunder and the Optionee will be deemed a “Stockholder” (and a “Holder” for purposes of Article IV) (as such terms are defined in the Stockholders Agreement), without any further action on the part of Optionee, the Company or any other person; provided that, notwithstanding the foregoing, (1) the Optionee and the Company agree that the call right set forth in Section 8.1 of the Stockholders Agreement shall be applicable and may be exercised and, in the event of termination for Cause or on account of a violation of Section 9 of this Agreement, exercised in the amount of the lower of Fair Market Value or the aggregate exercise price of the Option, and (2) for the avoidance of doubt, the Optionee acknowledges that, in light of the Company’s registration of the issuance of the Shares issuable under the Plan on a registration statement on Form S-8, the Company has satisfied its obligations pursuant to, and Shares issuable upon exercise of options granted under the Plan shall not be deemed to be Registrable Securities under, Sections 6.5 or 6.1(g) of the Stockholders Agreement, without limitation of the rights of the Company under Section 6.4 of the Stockholders Agreement (which right, and the manner of its exercise, shall be in the discretion of the Company or underwriters, as the case may be).
     5. Withholding. No Shares will be transferred pursuant to the exercise of this Option unless and until the person exercising this Option shall have remitted to the Company in cash or by check an amount sufficient to satisfy any federal, state, or local withholding tax requirements or tax payments, or shall have made other arrangements satisfactory to the Company with respect to such taxes. The Administrator may, in its sole discretion, hold back Shares from an award or permit an Optionee to tender previously owned shares of Stock in satisfaction of tax withholding or tax payment requirements (but not in excess of the applicable minimum statutory withholding rate).
     6. Nontransferability of Option. This Option is not transferable by the Optionee other than by will or the applicable laws of descent and distribution, and is exercisable during the Optionee’s lifetime only by the Optionee.
     7. Status Change. Upon the termination of the Optionee’s Employment, this Option shall continue or terminate, as and to the extent provided in the Plan.
     8. Effect on Employment. Neither the grant of this Option, nor the issuance of Shares upon exercise of this Option, shall give the Optionee any right to be retained in the employ of the Company or its Affiliates, affect the right of the Company or its Affiliates to discharge or discipline such Optionee at any time, or affect any right of such Optionee to terminate his or her Employment at any time.
     9. Repurchase by Company. With respect to an Optionee whose employment is terminated by reason of Cause, the Company may repurchase from the Optionee the Shares received by the Optionee upon exercise of the Options and then held by the Optionee for a purchase price equal to the lower of Fair Market Value or the aggregate exercise price of the Options. If the Optionee no longer holds the Shares, the Board may require that the Optionee remit or deliver to the Company (1) the amount of any gain realized upon the sale of any Shares received pursuant to this Option, and (2) any consideration received upon the exchange of any Shares received pursuant to this Option (or the extent that such consideration was not received in the form of cash, the cash equivalent thereof valued at the time of the exchange) and (3) to the extent that the Shares were transferred by gift or without consideration, the value of the Shares determined at the time of gift or transfer.

     10. Provisions of the Plan. This Option is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the date of the grant of this Option has been furnished to the Optionee. By exercising all or any part of this Option, the Optionee agrees to be bound by the terms of the Plan and this Option. In the event of any conflict between the terms of this Option and the Plan and/or the Stockholders Agreement, the terms of this Option shall control.
     Definitions. The initially capitalized terms Optionee and Grant Date shall have the meanings set forth on the first page of this Agreement; initially capitalized terms not otherwise defined herein shall have the meaning provided in the Plan and the Management Stockholders Agreement, and, as used herein, the following terms shall have the meanings set forth below:
     “Disability” shall have the meaning ascribed to such term in any employment agreement other similar agreement between the Optionee and the Company or any of its subsidiaries, or, if no such agreement exists or the provisions of such agreements conflict, the total and permanent disability of a Optionee during his Employment through any illness, injury, accident or condition of either a physical or psychological nature as a result of which, in the judgment of the Board, he is unable to perform substantially all of his duties and responsibilities, notwithstanding the provision of any reasonable accommodation.
     “Good Reason” shall mean, without the Optionee’s consent and following notice by the Optionee within thirty days of the event giving rise to the Optionee’s resignation and an opportunity by the Company to cure of thirty days (a) a material adverse change in the nature or scope of the Executive’s responsibilities, authorities, powers, functions or duties; or (b) a material reduction in the Optionee’s base salary and target bonus opportunity as in effect on the date hereof or as the same may have been increased from time to time; or (c) an attempt by the Company to relocate the Executive, or to require him or her to move his or her principal place of business to a location that is more than fifty (50) miles from the Executive’s employment location on the date hereof.
     “Stockholders Agreement” shall mean the Stockholders Agreement, dated as of December 28, 2005 among the Company and certain Affiliates, stockholders and certain Participants, which may be amended from time to time.
     11. General. For purposes of this Option and any determinations to be made by the Administrator, the determinations by the Administrator shall be binding upon the Optionee and any transferee.

          IN WITNESS WHEREOF, the Company has caused this Option to be executed under its corporate seal by its duly authorized officer. This Option shall take effect as a sealed instrument.

LPL INVESTMENT HOLDINGS INC.
By:
Name:
Title:

Dated:
Acknowledged and Agreed

Name:

Schedule A
Address of Principal Residence of Optionee: